EXHIBIT 10.28

MINNESOTA POLLUTION CONTROL AGENCY/HERON LAKE BIOENERGY, LLC

COMPLIANCE AGREEMENT

I.                                         PARTIES AND AUTHORITIES

A.                                    Parties.  The parties to this Compliance Agreement (“Agreement”) are the Minnesota Pollution Control Agency (“MPCA”) and Heron Lake BioEnergy, LLC, a Minnesota limited liability company (the “Company”), Heron Lake, Minnesota.

B.                                    MPCA Authority.  The MPCA is the agency of the State of Minnesota with the duty to administer and enforce the laws and rules relating to the prevention, control, or abatement of emissions of pollutants to water, air, noise, and land.  This Agreement is entered into pursuant to the authority vested in the MPCA by Minn. Stat. Chaps.  115 and 116, and pursuant to delegations from the United States Environmental Protection Agency under the federal Clean Air Act.

II.                                     BACKGROUND

On May 24, 2005, the MPCA issued Air Emission Permit No. 06300025-01 (the “Permit”) to the Company, which authorized the Company to construct a coal-fueled ethanol facility in Heron Lake, Minnesota (the “Facility”), with an annual production capacity of fifty-five (55) million gallons of denatured ethanol.

The Company’s Facility was permitted by the MPCA as a synthetic-minor emission source, meaning that the Company agreed to install certain pollution-control equipment and accept certain operating conditions to limit its potential to emit each of the criteria pollutants [volatile organic compounds, carbon monoxide, sulfur dioxide, nitrogen oxides, particulate matter and particulate matter smaller than ten microns (“PM10”)] to less than 100 tons per year.

The Company’s ethanol plant is expected to be completed and operational in May 2007.

The MPCA has informed the Company that its Facility needs a major source permit due to potential PM10 emissions.  The MPCA has also informed the Company that, having triggered major source status due to potential PM10 emissions, the Company’s emissions of sulfur dioxide, nitrogen oxides and volatile organic compounds require “best available control technology” analysis under 40 CFR 52.21(j)(2).

To avoid a dispute with the MPCA that may delay the construction and operation of its Facility, the Company has agreed to apply to the MPCA for a major amendment to amend the Permit so that its ethanol plant may become a major source within the meaning of the federal Prevention of Significant Deterioration program of the Clean Air Act.

The MPCA has agreed, pending the issuance of the amendment to the Permit, that the Company may continue with the construction of its ethanol plant, and operate its ethanol plant when construction has been completed in such a manner as to limit the emissions of each of the criteria pollutants to less than the minor source threshold of 100 tons per year.

The purpose of this Agreement is to set forth the terms and conditions of the parties’ agreement with respect to the construction and operation of the Company’s ethanol plant pending the issuance of the amendment to the Permit, and the Company’s obligations to the MPCA.

III.                                 AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and further in consideration of the mutual promises contained in this Agreement, the MPCA and the Company hereby agree as follows:

A.                                    Major Amendment.  Within one hundred and fifty (150)  days from the effective date of this Agreement, the Company agrees to submit a complete major amendment application to the MPCA to amend the Permit to permit its Facility as a major emissions source within the meaning of the Prevention of Significant Deterioration program of the federal Clean Air Act (the “Amendment”).

B.                                    Amendment Processing.  The MPCA agrees to exercise reasonable diligence in processing the Company’s Amendment application.  The MPCA will process and issue the Company’s Amendment according to applicable permit issuance rules and procedures.

C.                                    Company Rights and Obligations.  Pending the issuance of the Amendment to the Permit, the Company may:

i.                                          Continue with and complete the construction of its Facility.

ii.                                       Operate its Facility after the completion of construction in a manner such that the emissions of each of the criteria pollutants generated by the ethanol plant, as determined on a twelve (12) month Rolling Sum, do not exceed ninety-five (95) tons per year and shall in all other respects comply with Air Emission Permit No. 06300025-01.

iii.                                    The Company will keep onsite records of how monthly emissions are estimated and will keep a record of the 12-month rolling sum for PM10 and nitrogen oxides.

D.                                    No Admissions.  The parties acknowledge and agree that nothing in this Agreement should be interpreted or construed as any type of admission by the Company that its Facility, as currently permitted under the Permit, would be unable to qualify as a synthetic-minor source with respect to any of the criteria pollutants, including PM10.

E.                                      Failure to Comply.  If the MPCA determines that the Company has failed to comply with any provision of this Agreement, the MPCA shall provide written notice to the Company of such failure.

F.                                      Remedies of the Parties.  The terms of this Agreement shall be legally enforceable in a court of appropriate jurisdiction and the Parties retain the right to assert any legal, equitable, or administrative right of action or defense that may be available by law or in equity in order to implement or enforce the terms of this Agreement.

G.                                    Full Agreement and Amendments.  This Agreement sets forth the full and final understanding of the terms of the parties’ agreement and may only be modified or amended by a written instrument executed by both parties.

H.                                    Transfer of Agreement.  This Agreement is not transferable nor assignable to any person without express written approval of the MPCA; such approval shall not be unreasonably withheld.

I.                                         Successors and Performance of Agreement.  This Agreement shall be binding upon the Company, its successors and assigns and upon the MPCA, its successors and assigns.

J.                                      Extension of Time.  MPCA staff may grant extensions of time schedules stated herein in the event that the Company demonstrates good cause for granting such extensions and provided that any such extension shall not have any adverse effect upon human health or the environment.  The Company shall submit any request for an extension of time in writing.

K.                                    Effective Date and Termination.  This Agreement shall be effective upon the date it is signed by the MPCA Commissioner or his designee and shall remain in effect until the Amendment becomes effective pursuant to 40 CFR 124.15(b) and, if applicable, completion of any and all appeals pursuant to 40 CFR 124.19 or otherwise.

L.                                     Counterparts and Facsimiles.  This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original but all of which taken together shall be deemed a single instrument.  Facsimiles of signature pages are acceptable as long as an original is provided within thirty (30) days.

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MINNESOTA POLLUTION CONTROL AGENCY

By:	/s/ James L. Warner
James L. Warner
Its:	Industrial Division Director

STATE OF MINNESOTA	)
) ss.
COUNTY OF WASHINGTON	)

                                                On this 23rd day of January, 2007, before me personally appeared James L. Warner, who, being first dully sworn, stated that he an Industrial Division Director of the Minnesota Pollution Control Agency, an administrative agency of the State of Minnesota; that he had the authority to execute the foregoing instrument on behalf of said agency; and that he executed the foregoing instrument voluntarily and as the free act and deed of said agency.

/s/ Miriam J. Bergmark
Miriam J. Bergmark Notary Public-Minnesota Commission expires January 31, 2010

HERON LAKE BIOENERGY, LLC,
a Minnesota limited liability company

By:	/s/ Robert J. Ferguson
Robert J. Ferguson
Its:	President

STATE OF MINNESOTA	)
) ss.
COUNTY OF RAMSEY	)

                                                On this 23rd day of January, 2007, before me personally appeared Robert J. Ferguson, who, being first dully sworn, stated that he is the President of Heron Lake BioEnergy, LLC, a Minnesota limited liability company; that he had the authority to execute the foregoing instrument on behalf of said limited liability company; and that he executed the foregoing instrument voluntarily and as the free act and deed of said limited liability company.

/s/ Jean Marie Ferguson
Jean Marie Ferguson Notary Public-Minnesota Commission expires January 31, 2009